Exhibit 99.1

AMERICAN ARBITRATION ASSOCIATION

Imbruce et al v. Henry et al

1212-2015-1300-0058

Claimants: (and Counterclaim Respondents)

Gregory Imbruce; Giddings Investments LLC; Giddings Genpar LLC; Hunton Oil Genpar LLC; ASYM Capital Ill LLC; Glenrose Holdings LLC; ASYM Energy Investments LLC

*Certain Respondents: (and Counter Claimants)

Charles Henry; Ahmed Ammar; John P. Vaile, as Trustee of John P. Vaile Living Trust; John Paul Otieno; SOS Ventures LLC; Bradford Higgins; William Mahoney; Edward M. Conrads; Robert J. Conrads; Giddings Oil & Gas LP; Hunton Oil Partners LP; ASYM Energy Fund III LP

*Relief Respondents:

Rubicon Resources LLC; Sean O'Sullivan; King Lee; Michael Rihner; Scott Decker; Andrew Gillick; Briana Gillick; Steve Heinemann; Stanley Goldstein; Sidney Orbach; James P. Ashman; Patricia R. Ashman

PKG Respondents: (and Cross Claimants)

William F. Pettinati, Jr.; Sigma Gas Barbastella Fund; Sigma Gas Antrozous Fund; Nicholas P. Garafolo

Cross Claim Respondents:

Charles Henry; Bradford Higgins; SOS Ventures LLC

*As modified by Claimant's Amended Complaint dated March 31, 2015 as follows:

The scrivener's errors and misnomers consist of (i) clarifying that Ahmed Ammar, a limited partner, is a Respondent in this action; (ii) substituting Alice Mahoney, Executrix of the Estate of William Mahoney, for the late William Mahoney; (iii) substituting Sean O'Sullivan, Trustee of the Sean O'Sullivan Revocable Living Trust, for Sean O'Sullivan; and (iv) joining Andrew Lee, a limited partner, as a Relief Respondent.

Arbitration Award

I, Judge Elaine Gordon, (ret.), having been designated in accordance with the arbitration agreement entered into among the above named parties and having been duly sworn and having duly heard the proofs and allegations of the Parties, hereby AWARD as follows:

On all Claims asserted by the Claimants in its Amended Statement of Claims, dated March 31, 2015, the Claimants have failed to sustain their burdens of proof, and an award is made against the Claimants and in favor of the Certain Respondents on all Claims asserted by the Claimants.

On the Cross Claims asserted by the PKG Respondents in their Cross Claim, dated April 3, 2015, the PKG Respondents have failed to sustain their burden of proof, and an Award in entered against the PKG Respondents and in favor of Cross Claim Respondents, on all Cross Claims asserted by the PKG Respondents.

On the Counterclaims asserted by Certain Respondents dated March 31, 2015, Certain Respondents have sustained their burdens of proof, and an Award is entered in favor of Certain Respondents against the Claimants on Counts One through Nine of their Counter Claims, for damages as well as declaratory and injunctive relief as follows:

1. A Declaratory Award is entered declaring that the removal of Hunton Oil Genpar LLC, Giddings Genpar LLC and ASYM Capital Ill LLC, and/or Gregory Imbruce as the General Partner(s) of the subject Limited Partnerships was lawful, and was in compliance with all legal and contractual requirements and is hereby found to have been effective and is upheld.

2. A Declaratory Award is entered declaring that the distribution of shares in Starboard Resources, Inc., made in February 2014 was lawful, met all legal requirements and is hereby found to have been effective and is upheld, and that said distribution was a monetization event under the Partnership Agreements and was a proper distribution of Starboard shares to the Limited Partnerships, and, in turn, a proper transfer of shares from the Partnerships to the individual limited partners.

3. A Declaratory Award is entered declaring that the Limited Partnerships were effectively dissolved at the time of the distribution of shares of Starboard Resources, Inc. to the Limited Partners.

4. Based on the evidence of multiple and repeated violations of the Connecticut Uniform Securities Act (CUSA), the Claimants are not entitled to any fees or expenses otherwise due under the Limited Partnership Agreements pursuant to Conn. Gen. Stat. Sec. 36b-29(b).

5. Even if the Claimants had not violated CUSA, they would not have been entitled to any management fees after the roll up of the Limited Partnerships into Starboard Resources, LLC, nor any acreage or management fees relative to any acreage or leases acquired by Starboard Resources LLC, or Starboard Resources, Inc.

6. The Claimants and Mr. Imbruce, personally as their alter ego, without legal authority, wrongfully, fraudulently, and/or in breach of their fiduciary duties, caused Certain Respondents/Counterclaimants to suffer damages in the amount of $1,602,235.

7. Because the monetary damages found in Paragraph 6, supra, were caused by the civil theft by the Claimants, pursuant to Conn. Gen Stat. Sec, 52-564, an Award of treble damages is made in favor of Certain Respondents/Counterclaimants and against the Counterclaim Respondents and Mr. Imbruce, personally as their alter ego, in the amount of $4,806,705.

8. Having proved that the actions of the Claimants constituted violations of the Connecticut Unfair Trade Practices Act (CUTPA), as well as a breach of the January 20, 2012 agreements, an Award of attorneys' fees and costs is made in favor of Certain Respondents and against the Claimants, and Mr. Imbruce, personally as their alter ego, for the attorney's fees and costs of Certain Respondents as follows:

Rosenthal Monhait & Goddess' attorneys' fees and expenses of $303,248.39.

Diserio Martin O'Connor & Castiglioni's attorneys' fees and expenses of $2,580,879,10.

Certain Respondents expert fees of $114,711.56

9. The total amount of the monetary Award entered in favor of the Certain Respondents and against Claimants, and Mr. Imbruce, personally as their alter ego, exclusive of administrative fees and expenses of the AAA, is $7,805,544.05

10. By way of injunctive relief, an Award is made requiring the Claimants to account to Certain Respondents with regard to the sources and uses of all funds and other assets of Hunton Oil Partners LP, Giddings Oil & Gas LP, and ASYM Energy Fund Ill LP received, and the disposition of all assets of those Partnerships during the time Hunton Oil Genpar LLC, Giddings Genpar LLC and ASYM Capital Ill LLC were the general partners of Hunton Oil Partners LP, Giddings Oil & Gas LP, and ASYM Energy Fund Ill LP and fully account to the Certain Respondents, the financial activities of the above entities, as well as the financial activities of Gregory Imbruce, Giddings Investments, Glenrose Holdings LLC and ASYM Energy Investments LLC as they relate to any of the Partnerships and/or the Starboard entities.

11. Pursuant to Conn. Gen. Stat. Sec. 37-3a, Certain Respondents are awarded post-judgment interest, against Claimants, and Mr. Imbruce, personally as their alter ego, to run at the rate of 10 per cent per year.

12. The Administrative fees and expenses of the AAA totaling $45,100.00 are to be borne $30,400.00 by Gregory Imbruce et al; $14,700.00 by William F. Pettinati, Jr. et al. Compensation and expenses of the Arbitrator totaling $77,100.00 are to be borne $67,966.68 by Gregory Imbruce et al; $9,133.32 by William F. Pettinati, Jr. et al. Therefore, Gregory Imbruce et al have to pay Charles Henry et al an amount of $38,583.33.

13. This award is in full settlement of all claims and counterclaims submitted to this Arbitration. All claims not expressly granted herein are hereby denied.

Judge Elaine Gordon, (ret.)

Arbitrator

September 10, 2015